UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TrueCar, Inc.
(Name of Registrant as Specified In Its Charter)

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120 Broadway, Suite 200
Santa Monica, California 90401

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held At 8:30 a.m. On Thursday, May 18, 2017
Dear TrueCar Stockholders:
We are pleased to invite you to attend our 2017 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 18, 2017 at 8:30 a.m. Pacific Time. At the Annual Meeting, we will ask you to consider the following proposals as more fully described in the accompanying proxy statement:

•	To elect three Class III directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Our board of directors has fixed the close of business on March 22, 2017 as the record date for the Annual Meeting. Only stockholders of record as of March 22, 2017 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The Annual Meeting will be a completely virtual meeting of stockholders. All stockholders are cordially invited to attend the Annual Meeting via live webcast. You will not be able to attend the Annual Meeting in person. We believe that holding a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting. To participate, vote or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/True2017.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are once again pleased to provide our stockholders access to our proxy materials via the Internet at https://materials.proxyvote.com/89785L rather than in paper form. On or about April 5, 2017 our stockholders will have the ability to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability.
        Your vote is important. Whether or not you plan to attend the Annual Meeting via live webcast, we urge you to submit your vote via the Internet, telephone or mail to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the section entitled "General Information" and the instructions on the Notice of Internet Availability. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. Please vote as soon as possible.

Sincerely,
/s/ Chip Perry
Chip Perry President and Chief Executive Officer
Santa Monica, California
April 5, 2017

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TrueCar, Inc.
PROXY STATEMENT
_____________________________________________________________________________
2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 18, 2017
_______________________________________________________________________________

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2017: This proxy statement, along with the 2016 Annual Report to Stockholders, is available at the following website: https://materials.proxyvote.com/89785L.
By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.
The Notice of Internet Availability will also provide instructions on how you may request electronic or paper delivery of future proxy materials. If you choose to receive electronic delivery of future proxy materials, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic or paper delivery will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic delivery, which will (i) allow us to provide you with the information you need in a more timely manner, (ii) reduce printing and mailing documents to you, and (iii) conserve natural resources.

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GENERAL INFORMATION

Q: Why am I receiving these materials?
A: This Proxy Statement is furnished to you by the board of directors of TrueCar, Inc. (the "Board of Directors") and contains information related to the Annual Meeting of Stockholders to be held on Thursday, May 18, 2017 beginning at 8:30 a.m. Pacific Time and at any postponements or adjournments thereof. You can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/True2017, where you will be able to participate, submit questions and vote online. References in this Proxy Statement to "we," "us," "our," "the Company" or "TrueCar" refer to TrueCar, Inc.

Q: What is included in these materials?
A: These materials include this Proxy Statement for the Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, or the SEC, on March 1, 2017 (the "Annual Report"). These materials were first made available to you on the Internet on or about April 5, 2017. Our principal executive offices are located at 120 Broadway, Suite 200, Santa Monica, CA 90401, and our telephone number is (800) 200-2000. We maintain websites at www.TrueCar.com and www.true.com. The information on our websites is not a part of this Proxy Statement.

Q: What items will be voted on at the Annual Meeting?
A: Stockholders will vote on the following items at the Annual Meeting:

•	to elect Christopher Claus, Steven Dietz and John Mendel as Class III directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q: How does the Board of Directors recommend I vote on these proposals?
A: The Board recommends a vote:

•FOR the election of Christopher Claus, Steven Dietz and John Mendel as Class III directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Q: Who is making this solicitation?
A: The proxy for the Annual Meeting is being solicited on behalf of TrueCar's Board of Directors.

Q: Who pays for the proxy solicitation process?
A: TrueCar will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses.

Q: Who may vote at the Annual Meeting?
A: Stockholders of record as of the close of business on March 22, 2017 (the "Record Date") are entitled to receive notice of, to attend online and to vote at the Annual Meeting via live webcast. Each share of TrueCar's common stock is entitled to one vote on each matter. As of the Record Date, there were 87,815,554 shares of TrueCar's common stock issued and outstanding, held by 156 holders of record. Each share of TrueCar's common stock is entitled to one vote on each matter.

Q: What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by TrueCar.
Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the "beneficial owner" of shares held in "street name," and these proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q: If I am a stockholder of record of TrueCar shares, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	During the Meeting. You may vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/True2017.
Please note that the Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 17, 2017.

Q: If I am a beneficial owner of shares held in street name, how do I vote?
A: If you are a beneficial owner of shares held in street name, you should have received from your broker, bank or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a "vote instruction form" sent by the broker, bank or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:

•
Via the Internet.  You may vote by proxy via the Internet by following the instructions found on the vote instruction form provided to you by your broker, bank, trustee or nominee. Additional Instructions can be found at www.virtualshareholdermeeting.com/True2017.

•	By Telephone. You may vote by proxy by calling the toll free number found on the vote instruction form provided to you by your broker, bank, trustee or nominee.

•	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope provided to you by your broker, bank, trustee or nominee.

Q: If I submit a proxy, how will it be voted?
A: When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under "Can I change my vote or revoke my proxy?"

Q: What should I do if I get more than one proxy or voting instruction card?
A: Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q: Can I change my vote or revoke my proxy?
A: You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting.
If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to TrueCar's Corporate Secretary at TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401 prior to your shares being voted, or (3) attending the virtual Annual Meeting and voting via the live webcast. Attending the Annual Meeting via the live webcast will not cause your previously granted proxy to be revoked unless you specifically so request or vote via the live webcast during the Annual Meeting.
For shares you hold beneficially in street name, you may generally change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided.

Q: Can I attend the meeting in person?
A: We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the Annual Meeting in person.

Q: How do I participate in the Annual Meeting via the Internet?
A: Any stockholder may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/True2017. The webcast will begin at 8:30 a.m. Pacific time on May 18, 2017, and stockholders may vote and submit questions during the Annual Meeting via live webcast. To enter the meeting, please have your 12-digit control number which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/True2017.

Q: How many shares must be present or represented to conduct business at the Annual Meeting?
A: At the Annual Meeting, the presence in person virtually or by proxy of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting via live webcast, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q: What is the voting requirement to approve each of the proposals?
A: Each director is elected by a plurality of the voting power of the shares present in person virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected as Class III directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present in person virtually or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote "against" the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q: What are broker non-votes?
A: Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole "routine" matter—the ratification of the appointment of the Company's independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors absent direction from you.

Q: Who will tabulate the votes?
A: A representative of Carl Hagberg and Associates will serve as the Inspector of Election and will tabulate the votes at the Annual Meeting.

Q: What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?
A: Stockholder Proposals:    Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to TrueCar's Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 Annual Meeting of Stockholders, the Corporate Secretary of TrueCar must receive the written proposal at our principal executive offices no later than December 6, 2017. If we hold our 2018 Annual Meeting of Stockholders more than 30 days before or after May 18, 2018 (the one-year anniversary date of the Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Stockholder proposals should be addressed to:
TrueCar, Inc.
Attn: Corporate Secretary
120 Broadway, Suite 200
Santa Monica, California 90401
Our amended and restated bylaws (our "Bylaws") also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) pursuant to our proxy materials with respect to such meeting, (2) by or at the direction of our Board of Directors, or (3) by a stockholder who is a stockholder of record both at the time the stockholder provides proper written notice of the proposal that the stockholder seeks to present at our annual meeting and on the record date for the determination of stockholders entitled to vote at the annual meeting, and who has timely complied in proper written form with the notice procedures set forth in our Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to our Bylaws and applicable law. To be timely for our 2018 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on January 20, 2018, and

•	not later than the close of business on February 19, 2018.
If we hold our 2018 Annual Meeting of Stockholders more than 30 days before or more than 60 days after May 18, 2018 (the one-year anniversary date of the Annual Meeting of Stockholders), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by our Corporate Secretary at our principal executive offices:

•	not earlier than the close of business on the 120th day prior to such annual meeting, and

•
not later than the close of business on the later of (i) the 90th day prior to such annual meeting, and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

To be in proper written form, a stockholder's notice to the Corporate Secretary shall set forth as to each matter of business the stockholder intends to bring before the annual meeting (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address of the stockholder(s) and their associated person(s) proposing such business, (3) the class and number of shares of the Company's common stock which are held of record or are beneficially owned by the stockholder(s) and their associated person(s), (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) or their associated person(s) with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, (5) any material interest of the stockholder(s) and their associated person(s) in such business, and (6) a statement whether such stockholder(s) or their associated person(s) will deliver a proxy statement and form of proxy to the Company's stockholders. In addition, to be in proper written form, a stockholder's notice to the Corporate Secretary must be supplemented not later than five days following the record date to disclose the information contained in clauses (3) and (4) in this paragraph as of the record date. A stockholder's "associated person" is defined as (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (3) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (1) and (2).
Nomination of Director Candidates:    As set forth in our Policies and Procedures for Director Candidates, as described below, stockholders holding at least one percent (1%) of the fully diluted capitalization of TrueCar continuously for at least 12 months may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee's name, contact information, biography, qualifications, a consent signed by the nominee, and a statement from the recommending stockholder in support of the nominee, and should be directed to the Secretary of the Company at our principal executive offices.
In addition, our Bylaws permit certain stockholders to nominate directors for election at an annual meeting of stockholders. To be eligible, a stockholder must be a stockholder of record as of the date notice of the annual meeting is given and as of the record date determining stockholders entitled to vote at the annual meeting.
To be in proper written form, a stockholder's notice to the Secretary of the Company shall set forth, as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (5) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder, (6) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (7) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). As to such stockholder(s) giving notice of the director nomination, such notice must also include the following information as to the stockholder and any stockholder associated person: (1) the name and address of the stockholder(s) and their associated person(s) proposing such business, (2) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s) and their associated person(s), (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) or their associated person(s) with respect to any securities or the Company, and a description of any other similar agreement, arrangement or understanding, (4) any material interest of the stockholder(s) and their associated person(s) in such business, and (5) a statement whether such stockholder(s) or their associated person(s) will deliver a proxy statement and form of proxy to the Company's stockholders. In addition, to be in proper written form, a stockholder's notice to the Secretary of the Company must be supplemented not later than five days following the record date to disclose the information contained in clauses (2) and (3) in this paragraph as of the record date. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under "Stockholder Proposals" for stockholder proposals that are not intended to be included in our proxy statement.

Q: I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A: The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as "householding."
Brokers with account holders who are TrueCar stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or TrueCar that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401, or (3) contact our Investor Relations department by email at investors@true.com. Stockholders who currently receive multiple copies of the Proxy Statement or Annual Report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q: What if I have questions about lost stock certificates or need to change my mailing address?
A: You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-2879 (outside the U.S.), or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE
Executive Officers, Directors
The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2017:

Name	Age	Position
Executive Officers
Chip Perry	63	President, Chief Executive Officer and Director
Michael Guthrie	51	Chief Financial Officer
Neeraj Gunsagar	40	Chief Marketing Officer
Brian Skutta	40	Executive Vice President, Dealer Services
Jeffrey Swart	49	General Counsel

Non-Employee Directors
Abhishek Agrawal	38	Director
Robert Buce	68	Director
Christopher Claus	56	Director
Steven Dietz	53	Director
John Krafcik	55	Director
Erin Lantz	37	Director
Wesley Nichols	52	Director
Ion Yadigaroglu	47	Director

Director Nominee
John Mendel	62	Director Nominee
Executive Officers
Chip Perry has served as our President, Chief Executive Officer and a member of our Board of Directors since December 2015. Prior to joining us, Mr. Perry was the President and Chief Executive Officer of RentPath LLC, an operator of online real estate rental websites and mobile apps, since July 2015. Mr. Perry was President and Chief Executive Officer of AutoTrader Group, Inc., an online automotive marketplace, from August 1997 until March 2013, and served as a member of its board of directors between August 1999 and March 2013. Mr. Perry has served as a member of the boards of MXC Solutions India Private Ltd. and The Car Trader Proprietary Ltd. since June 2014 and February 2014, respectively.
We believe Mr. Perry is qualified to serve as a member of our Board of Directors because of his substantial industry, operational and business strategy expertise gained from serving as a chief executive officer in the online automotive industry.
Michael Guthrie has served as our Chief Financial Officer since January 2012 and served as our Interim Chief Operating Officer from September 2015 until December 2015. Prior to joining us, Mr. Guthrie was Senior Vice President, Business Development at SharesPost, Inc., an online private capital marketplace, from January 2011 to October 2011. From February 2009 to January 2011, Mr. Guthrie served as a principal at Saful Consulting, where he advised public and private technology companies on strategic matters. From January 2007 to January 2009, Mr. Guthrie was managing director at Symphony Technology Group, LLC, a private equity firm, and from October 2000 to December 2006, Mr. Guthrie was a principal in private equity firms TPG Ventures and Garnett & Helfrich Capital. Earlier in his career, Mr. Guthrie was an investment banker at Credit Suisse First Boston focused on financing and advising technology companies. Mr. Guthrie is also a Senior Advisor to Rubicon Technology Partners, a technology-focused private equity firm. Mr. Guthrie holds a B.A. in Economics from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.
Neeraj Gunsagar has served as our Chief Marketing Officer since April 2016 and served as our Chief Revenue Officer from July 2014 until April 2016. Prior to joining us in January 2012, Mr. Gunsagar founded Saful Consulting, where he advised public and private technology companies on strategic matters from March 2008 until December 2011. Earlier in his career, Mr. Gunsagar was an investment banker at Donaldson, Lufkin & Jenrette focused on advising communications companies. Mr. Gunsagar holds a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley.

Brian Skutta has served as our Executive Vice President of Dealer Sales and Service since February 2016. Prior to joining us, Mr. Skutta was chief executive officer of AutoAlert, an automotive analytics company, from September 2014 until February 2016. Mr. Skutta worked in various roles for Cox Automotive from July 2002 until August 2014, including serving as the Vice President and General Manager of VinSolutions Inc. from May 2012 until August 2014 and as the co-founder and first general manager of AutoTrader.com’s trade-in marketplace between September 2009 and April 2012. Mr. Skutta holds a B.S. in Finance from Auburn University.

Jeffrey Swart has served as our General Counsel since January 2016 and served as our Senior Vice President & Deputy General Counsel from April 2014 until December 2015. Prior to joining us, Mr. Swart was a litigation partner at the law firm of Alston & Bird LLP, where he practiced law from May 1998 until April 2014. Prior to joining Alston & Bird, Mr. Swart served for two years as a law clerk to Judge Ed Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Swart has substantial experience in complex commercial litigation. Mr. Swart holds a J.D. from the Emory University School of Law and a B.B.A. from the Emory University's Goizueta Business School.

Board of Directors
Abhishek Agrawal has served as a member of our Board of Directors since November 2013. Since April 2013, Mr. Agrawal has served as Managing Director at Vulcan Capital, an investment firm, and head of its Palo Alto office. Mr. Agrawal directs Vulcan Capital's growth investments in the Internet and technology sectors globally. Prior to joining Vulcan Capital, from June 2006 to April 2013, Mr. Agrawal was with General Atlantic LLC, a global growth equity firm, where he served as a principal, driving investments in the Internet and technology space. Prior to General Atlantic LLC, Mr. Agrawal was with Lazard Technology Partners, or Lazard, an Internet and technology focused venture capital firm, and previously served in Lazard's investment banking group. Mr. Agrawal serves on the board of directors of Zuora, Inc., an enterprise software company that designs and sells software-as-a-service applications for companies with a subscription business model and Scytl, a software company that provides election modernization solutions, and was previously on the boards of directors of Bazaarvoice, Inc., a software-as-a-service company providing social commerce solutions, and Network Solutions, LLC, a technology company providing web services to small and medium-sized businesses. Mr. Agrawal holds a B.S. in Economics with a concentration in Finance from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School, where he graduated with highest distinction and was a Baker Scholar.
Mr. Agrawal is not standing for re-election at our 2017 Annual Meeting of Stockholders.
Robert Buce has served as a member of our Board of Directors since April 2005. Mr. Buce served as our Executive Vice President and Chief Financial Officer from September 2005 to September 2008. Prior to joining us, Mr. Buce founded and served as Chief Financial Officer and a senior member of the management team of Build-To-Order, Inc., an automotive company focused on modularized outsourced manufacturing of vehicles. Prior to Build-To-Order, Mr. Buce held a variety of senior management positions, including Managing Partner, at KPMG LLP, an accounting and advisory firm, and Managing Director at BearingPoint, Inc., a related consulting firm. Mr. Buce also served on the board of directors of KPMG LLP from March 1991 to November 1995. Since July 2000 Mr. Buce has served as Chairman of PalisadesHoldings, a sole proprietorship providing independent advisory assistance to a variety of technology services and consumer products and services commercial enterprises. Mr. Buce served on the board of Intersection Technologies, Inc., parent company of F&I Express, a provider of software and services to the automotive industry. Mr. Buce is a Certified Public Accountant (inactive) in the State of California and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Buce holds a B.S. in Mechanical Engineering from Lehigh University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.
We believe Mr. Buce is qualified to serve as a member of our Board of Directors because of his historical expertise gained from serving as our Executive Vice President and Chief Financial Officer and his substantial corporate governance, operational and financial expertise gained as Managing Partner at KPMG LLP, Managing Director at BearingPoint and from his experience serving on the boards of directors and boards of advisors of several private companies. As the longest serving member of our Board of Directors, we also value his deep understanding of our business as it has evolved over time.
Christopher Claus has served as a member of our Board of Directors since April 2014. From December 1994 to March 2014, Mr. Claus served in various senior executive roles at USAA, a Fortune 150 diversified financial services company, most recently as Executive Vice President of USAA Enterprise Advice Group and President of USAA Financial Services Group. Previously, he served as the Senior Vice President and then President of USAA Investment Management Company. Mr. Claus also served as the Vice President of Investment Sales and Service. Prior to USAA, Mr. Claus was Vice President of Equity Trading and Retirement Plans at Norwest Investment Services, Inc. Mr. Claus holds a B.A. in Business Administration from the University of Minnesota—Duluth and an M.B.A. from the University of St. Thomas.

We believe Mr. Claus is qualified to serve as a member of our Board of Directors because of his substantial business strategy and corporate development and governance expertise gained as an executive and counselor at several companies in the finance industry.
Steven Dietz has served as a member of our Board of Directors since February 2006. Mr. Dietz has been a Managing Partner at Level 4 Collaborative Investors, a venture capital firm, since December 2016 and was a Partner at Upfront Ventures, also a venture capital firm, from its founding in 1996 until July 2016. During his career, Mr. Dietz has overseen numerous investments in the automotive industry. Mr. Dietz holds a B.S. in Finance from the University of Colorado.
We believe Mr. Dietz is qualified to serve as a member of our Board of Directors because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the venture capital industry, analyzing, investing in and serving on the boards of directors of various private technology companies.
John Krafcik served as our President from April 2014 until September 2015. Mr. Krafcik has served as a member of our Board of Directors since February 2014. Since September 2015, Mr. Krafcik has been the Chief Executive Officer of Waymo LLC. Mr. Krafcik was with Hyundai Motor America, a South Korean multinational automaker, from March 2004 to December 2013, during which time he served as President and Chief Executive Officer from November 2008 to December 2013. Mr. Krafcik was responsible for the strategic direction and management of Hyundai Motor America’s operations in the United States. Prior to joining Hyundai Motor America, Mr. Krafcik was at Ford Motor Company, where he held various product development leadership positions. Mr. Krafcik holds a B.S. in Mechanical Engineering from Stanford University and an M.S. in Management from Sloan School of Management at the Massachusetts Institute of Technology.
We believe Mr. Krafcik is qualified to serve as a member of our Board of Directors because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.
Erin Lantz has served as a member of our Board of Directors since November 2016. Ms. Lantz is the Vice President and General Manager of Mortgages at Zillow Group where she has worked since July 2010. Prior to Zillow, Ms. Lantz was Senior Vice President at Bank of America where she led the Direct-to-Consumer purchase home loan business. Before entering the mortgage industry, she worked at the Boston Consulting Group as an Associate. Ms. Lantz has served on the Board of Directors of Washington Federal, Inc. since September 2016. Ms. Lantz holds a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School.

We believe Ms. Lantz is qualified to serve as a member of our Board of Directors because of her extensive knowledge in finance, consumer behavior, online marketplaces and financial consumer technology.

Wesley Nichols has served as a member of our Board of Directors since November 2016. Since January 2017, Mr. Nichols has been advising select portfolio companies of Upfront Ventures as a Board Partner. Mr. Nichols was the Chief Strategy Officer of Neustar, Inc., a global provider of real-time information services and analytics from December 2015 until February 2017. Mr. Nichols co-founded MarketShare, LLC, a provider of advanced analytic solutions and software in 2005 and served as its Chief Executive Officer from January 2005 until its acquisition by Neustar in December 2015. Mr. Nichols has served on the board of directors of BJ’s Restaurants, Inc. since December 2013 and the board of trustees of Randolph-Macon College since October 2012. Mr. Nichols holds a B.A. from Randolph-Macon College and an M.A. from Johns Hopkins University.

We believe Mr. Nichols is qualified to serve as a member of our Board of Directors because of his extensive knowledge in analytics, marketing optimization and digital technology.
Ion Yadigaroglu has served as a member of our Board of Directors since August 2007. Since July 2004, Mr. Yadigaroglu has served as a Managing Principal at Capricorn Investment Group LLC, an investment firm. Mr. Yadigaroglu holds a Masters in Physics from Eidgenössische Technische Hochschule Zürich in Switzerland and a Ph.D. in Astrophysics from Stanford University.
We believe Mr. Yadigaroglu is qualified to serve as a member of our Board of Directors because of his substantial corporate finance, business strategy and corporate development expertise gained from his holding various executive positions and from his significant experience in the capital industry, analyzing, investing in and serving on the boards of directors of various private technology companies. We also value his perspective as a representative of one of our significant stockholders.
Our executive officers are appointed by, and serve at the discretion of our Board of Directors. There are no family relationships among any of our directors or executive officers.

Director Nominee
John Mendel is a nominee to serve as a member of our Board of Directors. Mr. Mendel was the Executive Vice President, Automobile Division, of American Honda Motor Company from November 2004 until April 2017. Prior to Honda, Mr. Mendel worked for Ford Motor Company from July 1976 until November 2004 where he most recently served as Chief Operating Officer of Mazda America. Mr. Mendel has a B.A. in business and economics from Austin College and an M.B.A. from Duke University.
We believe Mr. Mendel is qualified to serve as a member of our Board of Directors because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.

Board Composition
Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and Bylaws that became effective immediately prior to the completion of our initial public offering. Our Board of Directors currently consists of nine directors, seven of whom qualify as "independent" under the NASDAQ Stock Market listing standards.
In accordance with our amended and restated certificate of incorporation and our Bylaws, our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Ms. Lantz and Messrs. Perry and Yadigaroglu, and their terms will expire at the annual meeting of stockholders to be held in 2018;

•	the Class II directors are Messrs. Buce, Nichols and Krafcik, and their terms will expire at the annual meeting of stockholders to be held in 2019; and

•
the Class III directors are Messrs. Agrawal, Claus and Dietz, and their terms will expire at the annual meeting of stockholders to be held in 2017. Messrs. Claus and Dietz are standing for reelection at this annual meeting of stockholders. John Mendel is standing for election as a Class III director at this annual meeting of stockholders.

The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Directors may not be removed by our stockholders without cause.
Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Board Meetings and Director Communications
During fiscal year 2016, the Board of Directors held eight meetings. During fiscal year 2016, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during such director's tenure and the total number of meetings held by any of the committees of the Board of Directors on which such director served. Directors are also encouraged to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. Each member of our Board of Directors attended our 2016 annual meeting of stockholders.
Stockholders and other interested parties may communicate with the non-management members of the Board of Directors by mail to the Company's principal executive offices addressed to the intended recipient and care of our Corporate Secretary. Our Corporate Secretary will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to member(s) of the Board of Directors.
Policy Regarding Nominations
Our Board of Directors is responsible for identifying and nominating members for election to our Board of Directors. The Board of Directors considers recommendations from directors, stockholders and others, as it deems appropriate. Our Board of Directors may review from time to time the appropriate skills, experience and characteristics for members of the Board of Directors, including the appropriate role of diversity. In evaluating potential candidates for nomination, our Board of Directors considers these factors in the light of the specific needs of the Board of Directors at that time and shall also consider advice and recommendations from our President and Chief Executive Officer.
The Company has paid fees to a third party search firm to assist in identifying and evaluating potential candidates for nomination.
Director Independence
Our Board of Directors has undertaken a review of the independence of each director and director nominee. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors determined that none of Ms. Lantz or Messrs. Agrawal, Buce, Claus, Dietz, Mendel, Nichols and Yadigaroglu has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party and Other Transactions." The Board of Directors also determined that each of Messrs. Agrawal, Dietz and Nichols is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended (the "Code").
Board Committees
Our Board of Directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The Company also has a standing disclosure committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees operates under a written charter adopted by our Board of Directors, which charters are available on the Investor Relations section of our website at http://ir.true.com/corporate-governance.cfm.
Audit Committee
Our audit committee is comprised of Messrs. Buce and Claus and Ms. Lantz. Mr. Buce serves as our audit committee chairperson. The composition of our audit committee meets the requirements for independence of audit committee members under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the current listing standards. In addition, our Board of Directors has determined that Mr. Buce qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). During fiscal year 2016, the audit committee held six meetings. The responsibilities of our audit committee include, among other things:

•	selecting and hiring the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•
reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing the audit committee report for inclusion in our annual proxy statement;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving annually the audit committee charter and the committee's performance.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market.

Compensation Committee
Our compensation committee is comprised of Messrs. Agrawal, Dietz and Nichols. Mr. Dietz serves as our compensation committee chairperson. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs and to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. During fiscal year 2016, the compensation committee held five meetings. The responsibilities of our compensation committee include, among other things:

•	overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;

•
reviewing and approving for our executive officers: the annual base salary, annual and quarterly incentive bonus (including the specific goals and amounts), equity compensation, employment agreements, severance agreements, change in control arrangements, and any other benefits, compensation or arrangements;

•	preparing the compensation committee report, when such report is required to be included in our annual proxy statement by the SEC; and

•	administering our equity compensation plans.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Messrs. Agrawal, Nichols and Yadigaroglu. Mr. Yadigaroglu serves as our nominating and corporate governance committee chairperson. The composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. During fiscal year 2016, the nominating and governance committee held four meetings. The responsibilities of our nominating and governance committee include, among other things:

•	identifying, evaluating and making recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;

•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our Board of Directors regarding our corporate governance guidelines;

•	reviewing the succession planning for each of our executive officers; and

•	evaluating the performance of our Board of Directors and of individual directors.
Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics, which is posted in the corporate governance section of our investor relations website at www.true.com. Candidates should have broad experience and demonstrated excellence in his or her field. In addition, candidates for director should:

•	possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing stockholder value;

•	have sufficient time to devote to the affairs of the Company and to carry out their duties; and

•	have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.
Each director must represent the interests of all stockholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time.
Candidates for director are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee considers the appropriate skills, experience and characteristics for members of the Board of Directors, including the appropriate role of diversity and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating and corporate governance committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. The nominating and corporate governance committee also determines whether the nominee can be considered independent by the Board of Directors for purposes of meeting the NASDAQ listing standards.
The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board of Directors, and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. Candidates may come to the attention of the nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders or other persons. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The nominating and corporate governance committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year.
The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The requirements for proper submission are described under "General Information—What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?—A. Nomination of Director Candidates."
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market.
Disclosure Committee
Our disclosure committee is comprised of Michael Guthrie, our Chief Financial Officer, Chip Perry, our President and Chief Executive Officer; John Pierantoni, our Chief Accounting Officer, Jeffrey Swart, our General Counsel, and other members of our management team. Messrs. Pierantoni and Swart co-chair our disclosure committee. During fiscal year 2016, the disclosure committee held four meetings, one prior to the filing of each quarterly and annual report filed in 2016. The responsibilities of our disclosure committee include, among other things:

•
designing, adopting, implementing and monitoring appropriate procedures and policies, to ensure accurate and timely collection of information for inclusion into the Company's quarterly earnings press releases and periodic and current SEC reports;

•	establishing policies and procedures to ensure relevant Company personnel timely report information potentially requiring disclosure;

•
establishing responsibility and lines of communication throughout the Company's operations and business units for collecting relevant information on a timely basis, including making periodic inquiries with relevant Company personnel possessing information potentially requiring disclosure;

•
reviewing drafts of the Company's quarterly earnings press releases and periodic and current SEC reports in preparation for filing, and discussing disclosure matters and filings made by the Company to ensure completeness and accuracy of content;

•
coordinating, as necessary, the review of Company's quarterly earnings press releases and periodic and current SEC reports with independent accountants, internal auditors, outside legal counsel and the audit committee of the Board of Directors; and

•
periodically reporting to the Chief Financial Officer and to the chairperson of the audit committee on disclosure issues and the committee's findings regarding the effectiveness of its procedures and policies, including any weaknesses identified therein or in the Company's disclosure controls and procedures generally.

Our disclosure committee operates under a written charter that has been adopted by our Chief Executive Officer and Chief Financial Officer.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or have served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. A member of our Board of Directors and our compensation committee, Steven Dietz, is a former partner at Upfront Ventures, and beneficially owns more than 5% of our capital stock.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://ir.true.com/corporate-governance.cfm. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Board Leadership Structure
Our Board of Directors currently believes that our Company is best served by separating the roles of a Chairman of the Board and Chief Executive Officer. Chip Perry, our President and Chief Executive Officer, is the director with the most in-depth understanding of and experience in our industry. Consequently, Mr. Perry is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Christopher Claus serves as the Chairman of the Board of Directors. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from both within and outside the automotive industry, while our President and Chief Executive Officer brings company-specific perspective and industry expertise. Our Board of Directors believes that separating the roles of Chairman of the Board of Directors and Chief Executive Officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board of Directors, which are essential to effective governance.
Board's Role in Risk Oversight
Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, as well as legal and compliance risks.
The Board of Directors is responsible for exercising oversight of the Company's identification and management of, as well as planning for, those risks. The Board of Directors has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our audit committee's, compensation committee's and nominating and corporate governance committee's areas of responsibilities, discussed above). The Board of Directors and its committees exercise their risk oversight function by receiving and evaluating reports from management and by making inquiries of management, as appropriate. In addition, the Board of Directors and its committees receive reports from our auditors and other consultants, and meet in executive sessions with these outside consultants. Board oversight of risk is enhanced by the fact that committee reports are provided to the full Board of Directors.
Information on Compensation Risk Assessment
Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees) and our compensation committee (with respect to our executive officers) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee's position, prior experience, qualifications, and the market for particular types of talent; and any additional grants are based on employee performance and retention objectives. Equity awards generally have long-term vesting requirements to ensure that recipients' focus is on our long-term success. The incentive compensation structure was reviewed during 2016 by the compensation committee. Based on this review, the compensation committee does not believe that our compensation policies and practices, taken as a whole, create risks that are reasonably likely to have a material adverse impact on our Company.
Non-Employee Director Compensation
The following table presents compensation information for our non-employee directors during the year ended December 31, 2016. Directors who are also our employees receive no additional compensation for service as a director. Compensation paid to Mr. Perry is discussed in "Executive Compensation."

Name	Fees Earned ($)	Stock Awards	Option Awards ($)(1)	Total ($)
Abhishek Agrawal	—	75,002	74,998	150,000
Todd Bradley (2)	58,333	75,002	74,998	208,333
Robert Buce	75,000	75,002	74,998	225,000
Christopher Claus	90,000	75,002	74,998	240,000
Steven Dietz	—	75,002	74,998	150,000
Thomas Gibson (2)	54,449	75,002	74,998	204,449
John Krafcik	55,000	75,002	74,998	205,000
Erin Lantz (3)	10,685	149,997	149,998	310,680
Wesley Nichols (3)	10,274	149,997	149,998	310,269
Ion Yadigaroglu	—	75,002	74,998	150,000
_______________________________________________________________________________

(1)
This amount represents the aggregate grant date fair value of the stock options awarded, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

(2)	Messrs. Bradley and Gibson resigned from the Board of Directors on October 31, 2016 and November 1, 2016, respectively.

(3)	Ms. Lantz and Mr. Nichols were elected to the Board of Directors on November 2, 2016 by unanimous vote of the directors then in office.

The following table presents the aggregate number of stock awards and the aggregate number of option awards outstanding for each non-employee director as of December 31, 2016:

Name	Outstanding Stock Awards at December 31, 2016	Outstanding Options at December 31, 2016
Abhishek Agrawal	11,211	55,033
Robert Buce	11,211	216,187
Christopher Claus	11,211	69,197
Steven Dietz	11,211	55,033
John Krafcik	48,440	633,345
Erin Lantz	15,756	34,106
Wesley Nichols	15,756	34,106
Ion Yadigaroglu	11,211	55,033

Outside Director Compensation Policy
In March 2016, the Board of Directors, upon the recommendation of our compensation committee, amended and restated our policy for the compensation of non-employee directors ("Outside Directors"), effective as of January 1, 2016, which we refer to as our Outside Director Compensation Policy. Under this policy, our Outside Directors receive compensation in the form of equity under the terms of the 2014 Plan, as described below, and, Outside Directors who are not affiliated with a venture capital investor in the Company ("Non-Affiliated Directors") also receive compensation in the form of cash.
Initial Award.    Beginning with fiscal year 2016, each person who first becomes an Outside Director will be granted an option to purchase shares of our common stock having a grant date fair value equal to $150,000, or the Initial Option, and a restricted stock unit with a grant date fair value equal to $150,000, or the Initial RSU. The Initial Option and Initial RSU (collectively, the "Initial Award") will be automatically granted on the date the individual first becomes an Outside Director. If a director's status changes from an employee director to an Outside Director, he or she will not receive an Initial Award.

Except as set forth below, the shares underlying the Initial Award vest as follows. Shares underlying the Initial Option will vest and become exercisable in 36 approximately equal monthly installments over three years from the commencement of the individual's service as an Outside Director, subject to continued service as a director through the applicable vesting dates. The shares underlying the Initial RSU will vest in three approximately equal annual installments over three years from the 15th day of the month during which the individual commenced service as an Outside Director, subject to continued service as a director through the applicable vesting dates.
Any shares underlying the Initial Award that are scheduled to vest on or after the date of the End-of-Term Annual Meeting (as defined below) will instead vest on the day prior to the End-of-Term Annual Meeting. End-of-Term Annual Meeting means:
•with respect to an Initial Award granted at an annual meeting of our stockholders (each an "Annual Meeting"), the third Annual Meeting following the Annual Meeting at which such Initial Award was granted; and
•with respect to an Initial Award not granted at an Annual Meeting, the fourth Annual Meeting following the grant of the Initial Award.
Erin Lantz and Wesley Nichols became outside directors on November 2, 2016 and were automatically granted Initial Awards.
Annual Award.    On the date of each Annual Meeting, each Outside Director who has served on our Board of Directors for at least the preceding six months will be automatically granted an Annual Award, consisting of an option to purchase shares having a grant date fair value equal to $75,000, or the Annual Option, and a restricted stock unit with a grant date fair value equal to $75,000, or the Annual RSU. Except as set forth below, the shares underlying the Annual Award vest as follows. The shares underlying the Annual Option will vest and become exercisable in 12 approximately equal monthly installments over one year from the grant date, subject to continued service as a director through the applicable vesting dates. The shares underlying the Annual RSU will vest on the last day of the month that includes the twelve-month anniversary of the date of grant of the Annual RSU, subject to continued service as a director through the vesting date.
Any shares underlying the Annual Award that are scheduled to vest on or after the date of the following year's Annual Meeting will instead vest on the day prior to the following year's annual meeting of stockholders.
The exercise price per share of each stock option granted under the Outside Director Compensation Policy will be the fair market value of a share of our common stock, as determined in accordance with our 2014 Plan, on the date of the option grant. With respect to the Initial Option and Annual Option, the grant date fair value is computed in accordance with the Black-Scholes option valuation methodology or such other methodology our Board of Directors or compensation committee may determine. Under the terms of the 2014 Plan, if the service of an Outside Director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and restricted stock units will vest fully and, if applicable, become immediately exercisable.
Cash Compensation.    Beginning with fiscal year 2016, each Non-Affiliated Director receives an annual retainer of $55,000 in cash for serving on our Board of Directors, or the Annual Fee. In addition to the Annual Fee, beginning with the fiscal year 2016, a Non-Affiliated Director who serves as chairman of the board or lead independent director, as applicable, will be entitled to an additional annual retainer of $25,000 in cash.
Also beginning with fiscal year 2016, Non-Affiliated Directors serving as chairperson and members of the audit and compensation committees of our Board of Directors are entitled to the annual cash retainers set forth below. No cash retainers are paid for service on the Nominating and Corporate Governance Committee after 2015.

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation Committee	15,000	7,500
All cash retainers under the policy will be paid in quarterly installments to each Non-Affiliated Director that served in the relevant capacity at any point during the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. Based on a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed during 2016, except as disclosed below:

•
one late Form 4 report was filed on June 16, 2016 for each of Michael Guthrie, John Pierantoni and John Stephenson (a former executive officer) to report the grant of 71,416, 10,660 and 71,416 restricted stock units, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2017 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 28, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 86,880,067 shares of our common stock outstanding as of February 28, 2017. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Entities affiliated with United Services Automobile Association (1)	12,175,335	13.9
Entities affiliated with Upfront Ventures (2)	9,585,332	11.0
Pacific Sequoia Holdings LLC (3)	8,304,457	9.6
Scott Painter (4)	7,685,359	8.2
Morgan Stanley (5)	7,115,247	8.2
UBS Group AG (6)	6,800,844	7.8
William R. Woodward (7)	5,225,042	6.0
PAR Capital (8)	4,928,447	5.7
Vulcan Capital Growth Equity LLC (9)	4,860,775	5.6
Named Executive Officers and Directors:
Chip Perry (10)	792,916	*
Michael Guthrie (11)	1,363,737	1.5
Neeraj Gunsagar (12)	520,177	*
Abhishek Agrawal (13)	57,005	*
Robert Buce (14)	456,863	*
Christopher Claus (15)	148,695	*
Steven Dietz (16)	7,439,202	8.6
John Krafcik (17)	668,006	*
Erin Lantz (18)	4,736	*
Wesley Nichols (18)	4,736	*
Ion Yadigaroglu (19)	2,236,828	2.6
All current executive officers and directors as a group (13 persons) (20)	14,083,603	15.5
_______________________________________________________________________________
* Represents beneficial ownership of less than 1%.

(1)
As reported on Form 4 filed with the SEC on August 3, 2016 and updated from Company records, consists of (i) 10,032,346 shares held of record by United Services Automobile Association ("USAA") (ii) 1,633,347 shares held of record by USAA Property Holdings, Inc. ("UPHI"), a wholly owned subsidiary of USAA, and (iii) 509,642 shares issuable to USAA pursuant to a warrant exercisable within 60 days of February 28, 2017. The address for each of these entities is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(2)
Consists of (i) 5,138,807 shares held of record by Upfront II, L.P., (ii) 1,945,375 shares held of record by Upfront III, L.P., (iii) 1,501,260 shares held of record by Upfront GP II, L.P., (iv) 559,248 shares held of record by Upfront II Investors, L.P., (v) 206,202 shares held of record by Upfront GP III, L.P., (vi) 139,397 shares held of record by Upfront II Partners, L.P., (vii) 63,152 shares held of record by Upfront III Investors, L.P., and (viii) 31,891 shares held of record by Upfront III Partners, L.P. GRP Management Services, Inc. is the sole general partner of Upfront II, L.P., Upfront II Partners, LP, Upfront GP II, L.P., and Upfront II Investors, L.P. Upfront Ventures Management, Inc. is the sole general partner of Upfront III, L.P., Upfront GP III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P. Upfront Ventures Management, Inc. is wholly owned by Upfront Ventures Management, LLC.  The managers of GRP Management Services Corp., Upfront Ventures Management, LLC and Upfront Ventures Management, Inc. are Yves B. Sisteron and Mark Suster. Messrs. Suster and Sisteron jointly exercise voting and dispositive control over the shares directly held by Upfront III, L.P., Upfront III Investors, L.P., Upfront III Partners, L.P., and Upfront GP III, L.P.  Mr. Sisteron and Steven Dietz, a former manager of Upfront, jointly exercise voting and dispositive control over the shares held directly by Upfront II, L.P., Upfront II Partners, LP, Upfront GP II, L.P., and Upfront II Investors, L.P. The address for each of these entities is c/o Upfront Ventures, 1314 7th Street, Santa Monica, California 90401.

(3)
As reported on Schedule 13G/A filed with the SEC on January 25, 2016, consists of 8,304,457 shares held of record by Pacific Sequoia Holdings LLC, ("PSHL"). Jeffrey S. Skoll is the indirect sole member of PSHL and has sole authority to direct the voting and disposition of the shares held by PSHL. The address for PSHL is 250 University Avenue, Palo Alto, California 94301.

(4)
As reported on Schedule 13G/A filed with the SEC on February 7, 2017 and updated from Company records, consists of (i) 992,398 shares held of record by Mr. Painter (ii) 3,147 shares held of record by Mr. Painter as Custodian for Indy Painter under the California Uniform Transfers to Minors Act, (iii) 3,147 shares held of record by Mr. Painter as Custodian for Luke Painter under the California Uniform Transfers to Minors Act, (iv) 3,147 shares held of record by Mr. Painter as Custodian for Noah Painter under the California Uniform Transfers to Minors Act, (v) 3,147 shares held of record by Mr. Painter as Custodian for Zoe Painter under the California Uniform Transfers to Minors Act, (vi) 6,665,075 shares exercisable within 60 days of February 28, 2017, and (vii) 15,298 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2017.

(5)
According to a Schedule 13G/A filed with the SEC on February 13, 2017, Morgan Stanley ("MS") holds sole voting power of 7,081,539 shares, shared voting power of 33,708 shares and shared dispositive power of 7,115,247 shares. The 7,115,247 shares reported are owned, directly or indirectly, by MS and its subsidiary, Morgan Stanley Capital Services LLC. The address for these entities is 1585 Broadway, New York, New York 10036.

(6)
According to a Schedule 13G filed with the SEC on February 7, 2017, UBS Group AG ("UBS") holds shared voting and dispositive power of 6,800,844 shares. The reported shares are owned, directly or indirectly, by UBS and its wholly-owned subsidiaries UBS AG London Branch, UBS Financial Services Inc. and UBS Securities LLC. The address for these entities is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(7)
As reported on Schedule 13G/A filed with the SEC on February 21, 2017, consists of (i)  2,642,432 shares held of record by Anthem Ventures Fund, L.P. ("AVF") and for which Anthem Venture Investors, LLC ("AVI LLC") serves as its general partner, (ii) 1,475,268 held of record by Anthem Ventures Annex Fund, LP ("AVAF") and for which Anthem Venture Annex Investors, LLC ("AVAI LLC") serves as its general partner, (iii) 42,500 shares held of record by Anthem/MIC Strategic Partners, L.P. ("ASP") and for which Anthem Strategic Capital, LLC ("ASC LLC") serves as its general partner, (iv) 38,655 shares held of record by Anthem Venture Management LLC Defined Benefit Pension Plan ("AVM"), (v) 171,778 shares held of record by TC Profits, L.P. ("TCP") and for which Public Venture Investors, LLC ("PVI LLC") serves as general partner, (vi) 7,500 shares held of record by PVI LLC, (vii) 588,960 shares held of record by Cybervest Fund ("Cyber"), (viii) 155,949 shares held of record by WRW Investments L.P. ("WRW") for which William R. Woodward serves as general partner, (ix) 5,000 shares held of record by each of DLW 1997 Investment Trust, HRW 1997 Investment Trust, TBW 2005 Investment Trust and LAW 1997 Investment Trust (collectively, the "Investment Trusts") for which he serves as trustee, (x) 5,000 shares held of record by an individual retirement account for the benefit of Mr. Woodward ("IRA") and (xi) 77,000 shares held of record by Mr. Woodward. As the managing member of AVI LLC, AVAI LLC, ASC LLC and PVI LLC, the trustee of AVM, and the authorized manager representative of Cyber, Mr. Woodward has sole voting and dispositive power with respect to the shares held by AVF, AVAF, ASP, AVM, TCP, PVI LLC and Cyber. In addition, Mr. Woodward has sole voting and dispositive power with respect to the shares held by WRW, the Investment Trusts, IRA and the shares he holds of record.  The address for Mr. Woodward and each of these entities is c/o Anthem Venture Partners, 225 Arizona Avenue, Suite 200, Santa Monica, California 90401.

(8)
According to a Schedule 13G/A filed with the SEC on February 14, 2017, the 4,928,447 shares reported by PAR Investment Partners, L.P. ("PAR") are beneficially owned, by PAR, a partnership, which holds sole voting and dispositive power of 4,928,447 shares. PAR Group, L.P. (“PAR LP”), the general partner of PAR, and PAR Capital Management, Inc., the general partner of PAR LP, have sole voting and dispositive power of the shares with respect to the shares beneficially owned by PAR.  The address for these entities is One International Place, Suite 2401, Boston, Massachusetts 02110.

(9)
As reported on Schedule 13G/A filed with the SEC on February 14, 2017, consists of 4,860,775 shares held of record by Vulcan Capital Growth Equity LLC ("Vulcan"). Cougar Investment Holdings LLC ("Cougar") is the managing member of Vulcan Capital Growth Equity Management LLC, the manager of Vulcan. Paul G. Allen, as the sole stockholder of Cougar, has sole voting and dispositive power with respect to the shares being held by Vulcan. The address for each of these entities is c/o Vulcan Capital Growth Equity LLC, 505 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

(10)
Consists of (i) 215,000 shares held of record by Mr. Perry, (ii) 536,666 shares exercisable within 60 days of February 28, 2017, and (iii) 41,250 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2017.

(11)
Consists of (i) 73,006 shares held of record by Mr. Guthrie, (ii) 1,262,048 shares exercisable within 60 days of February 28, 2017, and (iii) 28,683 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2017.

(12)
Consists of (i) 26,671 shares held of record by Mr. Gunsagar, (ii) 465,433 shares exercisable within 60 days of February 28, 2017, and (iii) 28,073 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2017.

(13)	Consists of (i) 4,052 shares held of record by Mr. Agrawal, and (ii) 52,953 shares exercisable within 60 days of February 28, 2017.

(14)
Consists of (i) 91,072 shares of record held by Mr. Buce, (ii) 165,786 shares held of record by the Robert E. Buce and Barbara T. Buce Trust for which Mr. Buce serves as trustee, and (iii) 200,005 shares exercisable within 60 days of February 28, 2017.

(15)
Consists of (i) 2,364 shares held of record by Mr. Claus, (ii) 80,000 shares held of record by The Christopher W. Claus and Julene K. Otto Revocable Management Trust dated June 6, 2012 for which Mr. Claus serves as trustee, and (ii) 66,331 shares exercisable within 60 days of February 28, 2017.

(16)
Consists of (i) the shares held directly by Upfront II, L.P., Upfront II Partners, LP, Upfront GP II, L.P., and Upfront II Investors, L.P., which are listed in footnote (2) above, (ii) 23,867 shares held of record by Mr. Dietz, (iii) 9,500 shares held of record by The Dietz Family Trust - 2011 for which Mr. Dietz serves as trustee, (iv) 10,970 shares held of record by The Dietz Family Trust - 2007 for which Mr. Dietz serves as trustee, (v) 900 shares held of record by Mr. Dietz's elder son, (vi) 1,000 shares held of record by Mr. Dietz's younger son, (vii) 1,300 shares held of record by Mr. Dietz's daughter, and (viii) 52,953 shares exercisable within 60 days of February 28, 2017.

(17)
Consists of (i) 40,927 shares held of record by Mr. Krafcik, (ii) 623,459 shares exercisable within 60 days of February 29, 2016, and (iii) 3,620 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2017.

(18)	Consists of (i) 4,736 shares exercisable within 60 days of February 28, 2017.

(19)
Consists of (i) 4,052 shares held of record by Mr. Yadigaroglu, (ii) 885,801 shares held of record by The Skoll Foundation ("Foundation"), (iii) 755,250 held of record by The Skoll Fund ("Fund"), (iv) 267,752 shares held of record by Capricorn S.A. SICAV-SIF-Global Non-Marketable Strategies Sub-Fund ("Capricorn SA"), (v) 197,519 shares held of record by Capricorn AIP-Private Investment Fund I, L.P. ("Capricorn AIP"), (vi) 31,031 shares held of record by HIT Splitter, L.P. ("HSLP"), (vii) 34,810 shares held of record by Carthage, L.P. ("Carthage"), (viii) 7,660 shares held of record by Capricorn Investment Group LLC ("Capricorn Group"), and (ix) 52,953 shares exercisable within 60 days of February 28, 2017. Capricorn Group serves as the investment manager for Foundation, Fund and Capricorn SA, and is the general partner of Capricorn AIP, HSLP and Carthage. Capricorn Group has sole voting and investment control over the shares held by Foundation, Fund, Capricorn SA, Capricorn AIP, HSLP, Carthage and the shares it holds directly. Voting and dispositive decisions on behalf of Capricorn Group are made by an investment committee consisting of four individuals, including Mr. Yadigaroglu, with respect to the shares held by Foundation,

Fund, Capricorn SA, Capricorn AIP, HSLP and Carthage. The address for Mr. Yadigaroglu is c/o Capricorn Investment Group LLC, 250 University Avenue, Palo Alto, California 94301.

(20)
Consists of (i) 12,554,813 shares held of record by our current executive officers and directors, (ii) 3,666,112 shares subject to outstanding options exercisable within 60 days of February 28, 2017, and (iii) 109,298 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2017.

EXECUTIVE COMPENSATION
Our named executive officers for 2016, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

•	Chip Perry, our President and Chief Executive Officer and member of the Board;

•	Michael Guthrie, our Chief Financial Officer; and

•	Neeraj Gunsagar, our Chief Marketing Officer.

2016 Summary Compensation Table
The following table shows compensation awarded to, paid to or earned by the persons named below for each of the years ended December 31, 2016 and 2015, except for Mr. Gunsagar for whom compensation is shown for the year ended December 31, 2016 only (reflecting that he has been a named executive officer for one year).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Chip Perry	2016	800,000	825,000	(3)	—	—	—	522,755	(4)	2,147,755
President and Chief Executive Officer	2015	39,487	100,000	(5)	5,293,200	7,025,961	—	250		12,458,898
Michael Guthrie	2016	396,354	292,000	(6)	1,845,776	3,057,902	—	613,936	(7)	6,205,968
Chief Financial Officer	2015	389,063	80,372	(8)	1,704,266	743,291	89,000	253,805	(9)	3,259,797
Neeraj Gunsagar	2016	405,833	226,000	(6)	1,395,276	2,548,252	—	19,460	(10)	4,594,821
Chief Marketing Officer and Executive Vice President
_______________________________________________________________________________

(1)
The amounts reported represent the aggregate grant-date fair value of the restricted stock units ("RSUs") and options awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the RSUs and options reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

(2)	The amounts reported represent payments earned under the 2015 Incentive Plan. All 2015 amounts were paid in May and November 2015.

(3)	Amount represents discretionary bonus paid in March 2017 for performance during 2016.

(4)
Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including, among other things, the costs related to housing costs in Santa Monica, California utilized by Mr. Perry, and transportation costs in connection with Mr. Perry commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Perry received $263,772 in tax gross-ups from the Company in 2016 related to expenses paid on Mr. Perry's behalf by the Company, primarily housing and commuting expenses.

(5)	Amount represents a one-time signing bonus paid in connection with Mr. Perry joining the Company in December 2015.

(6)	Amount reflects discretionary bonuses paid in June 2016, September 2016, November 2016, and March 2017 for performance during the first, second, third, and fourth quarters of 2016, respectively.

(7)
Amount reflects medical expense reimbursements of $42,505 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $396,290 in tax gross-ups from the Company in 2016 related to expenses paid on Mr. Guthrie’s behalf by the Company, primarily housing and commuting expenses.

(8)	Amount reflects discretionary bonuses paid to Mr. Guthrie in November 2015 and March 2016 for performance during the third and fourth quarters of 2015, respectively.

(9)
Amount reflects an employee referral fee of $3,000, medical expense reimbursements of $3,333 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $93,493 in tax gross-ups from the Company in 2015.

(10)	Amounts reflects medical reimbursements of $12,301, 401(k) employer matching contributions of $5,606, and the aggregate incremental costs of perquisites and other personal benefits.

Executive Employment Arrangements
We have entered into employment agreements with Messrs. Perry, Guthrie and Gunsagar. These agreements provide for at-will employment and generally include the named executive officer's base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards and certain severance and change in control benefits. These employment arrangements are described below and in "Potential Payments upon Termination, Change in Control or Certain Other Events" below.
Chip Perry
For 2016, Mr. Perry, our President and Chief Executive Officer, had an annual salary of $800,000 and an annual performance-based bonus opportunity targeted at 100% of his base salary.
We entered into an employment agreement (the "Perry Employment Agreement") on November 16, 2015 with Mr. Perry. Pursuant to the Perry Employment Agreement, beginning in 2016, Mr. Perry is eligible for an annual performance-based bonus opportunity of 100% of his base salary, a minimum annual bonus opportunity of 50% of his base salary for achievement of minimum performance levels and a maximum annual bonus opportunity of 200% of his base salary for achievement of maximum performance levels. During the first two years of his employment, Mr. Perry is entitled to receive monthly payments of $20,000 as an allowance for personal housing and travel costs and to gross-up payments to cover the related taxes on such amounts. Mr. Perry is also eligible to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.
In addition, Mr. Perry is eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time.
Please see "Potential Payments upon Termination, Change in Control or Certain Other Events" below for additional information on the Perry Employment Agreement.
Michael Guthrie
For 2016, Mr. Guthrie, our Chief Financial Officer, had an annual base salary of $393,750 that was, as of August 1, 2016, increased to $400,000 for the remainder of 2016 and was eligible for an annual performance-based bonus.
We entered into an employment agreement on October 25, 2013 with Mr. Guthrie (the "Guthrie Employment Agreement"). Pursuant to the Guthrie Employment Agreement, Mr. Guthrie is eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees. The Guthrie Employment Agreement provides that all of his current and future stock options will permit exercise via a net exercise feature and, with respect to stock options granted prior to our initial public offering, early exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment.
Please see "Potential Payments upon Termination, Change in Control or Certain Other Events" below for additional information on the Guthrie Employment Agreement.
Neeraj Gunsagar
For 2016, Mr. Gunsagar, our Chief Marketing Officer and Executive Vice President, had an annual base salary of $410,000 that was, as of August 1, 2016, decreased to $400,000 for the remainder of 2016 and was eligible for an annual performance-based bonus.
We entered into an employment agreement (the "Gunsagar Employment Agreement") on June 29, 2015, with Mr. Gunsagar. Pursuant to the Gunsagar Employment Agreement, Mr. Gunsagar is eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.
Please see "Potential Payments upon Termination, Change in Control or Certain Other Events" below for additional information on the Gunsagar Employment Agreement.

Potential Payments upon Termination, Change in Control or Certain Other Events
Chip Perry
Pursuant to the terms of the Perry Employment Agreement, if we terminate Mr. Perry’s employment for a reason other than cause (as such term is defined in the Perry Employment Agreement and summarized below), or he resigns from his employment for good reason (as such term is defined in the Perry Employment Agreement and summarized below), then, in addition to earned but unpaid amounts, subject to Mr. Perry signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive (i) a lump sum payment equal to 200% of the sum of his then-current base salary and target annual bonus opportunity; (ii) if such termination occurs prior to a change in control (as such term is defined in the Perry Employment Agreement and summarized below) of the Company and on or after the 1st anniversary of his start date but before the 2nd anniversary of his start date, immediate vesting of 50% of each of his then-outstanding equity awards; (iii) if such termination occurs prior to a change in control of the Company and on or after the 2nd anniversary of his start date but before the 3rd anniversary of his start date, immediate vesting of 75% of each of his then-outstanding equity awards; (iv) if such termination occurs prior to a change in control of the Company and on or after the 3rd anniversary of his start date, immediate vesting of 100% of each of his then-outstanding equity awards; and (v) if such termination occurs upon or after a change in control of the Company, immediate vesting of 100% of each of his then-outstanding equity awards.
If Mr. Perry’s employment with the Company terminates due to his death or disability (as such term is defined in the Perry Employment Agreement and summarized below), then, in addition to earned but unpaid amounts, subject to Mr. Perry (or his estate) signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive immediate vesting of each of his then-outstanding equity awards.
In the event of a change in control that occurs while Mr. Perry remains an employee of the Company, if he remains employed with the Company (or any successor) as of the 1st day following the 12-month anniversary of the change in control, then 100% of any of Mr. Perry’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to the change in control will vest.
The Perry Employment Agreement provides that any severance payments and benefits payable to Mr. Perry will be subject to a delay in payment if and to the extent required by Section 409A. In the event that the severance payments and other benefits payable to Mr. Perry constitute "parachute payments" under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Perry’s severance and other benefits will be either: (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Perry on an after-tax basis of the greatest amount of benefits.
Michael Guthrie and Neeraj Gunsagar
The severance and change in control-related terms of the Guthrie Employment Agreement and the Gunsagar Agreement related to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each agreement, and refers to Messrs. Guthrie and Gunsagar, as applicable, as "the Executive". Under the agreements, if we terminate the Executive's employment with us for a reason other than cause (as such term is defined in the Executive's employment agreement and summarized below), the Executive resigns from his employment for good reason (as such term is defined in the Executive's employment agreement and summarized below), or, with respect to Mr. Guthrie only, if his employment with us terminates due to his death or disability (as such terms are defined in the Guthrie Employment Agreement and summarized below), and in each case, such termination occurs prior to a change in control, then, subject to the Executive signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, he will receive: (i) continuing payments of his base salary for a period of time commencing immediately after his separation of service through the date that is six months following the separation date, plus an additional two months for every fully completed year of service with us (measured from his original start date with us or any predecessor to us), but not to exceed a total of twelve months (the "Executive Severance Period"); (ii) the immediate vesting of each of his then-outstanding stock options, shares of restricted stock and, with respect to Mr. Gunsagar only, other equity awards as to the number of shares that otherwise would have vested had he remained our employee through the 12-month anniversary of the termination date; and, with respect to Mr. Gunsagar only, (iii) reimbursement for the payments he makes for medical, vision and dental under COBRA up to the full Executive Severance Period (the "COBRA Coverage"). If we cannot provide any COBRA Coverage to which Mr. Gunsagar becomes entitled without a violation of applicable laws, we may instead provide a monthly cash payment, plus an amount to cover the taxes on such payment, during the Executive Severance Period (which the Executive may, but does not have to, use toward his health care continuation costs). If we cannot provide these cash payments in lieu of COBRA Coverage without violating applicable law, then we will not provide Mr. Gunsagar with the COBRA Coverage or these cash payments.

If Mr. Gunsagar's employment terminates due to his death or disability (as such terms are defined in the Gunsagar Employment Agreement and summarized below) regardless of whether before, on or after a change in control, he will receive: (i) the immediate vesting as to 100% of his then-outstanding equity awards; and (ii) the COBRA Coverage (or the cash payments in lieu thereof, as described above, unless doing so would violate applicable laws).
Under the terms of the Guthrie Employment Agreement, if we terminate Mr. Guthrie's employment for a reason other than cause, Mr. Guthrie's employment terminates due to his death or disability, or Mr. Guthrie resigns from his employment for good reason, and in each case, such termination occurs during the period beginning upon the closing of a change in control and, ending on the 12-month anniversary of the closing of the change in control (the "Change in Control Period"), then, subject to Mr. Guthrie signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, he will receive: (i) continuing payments of his base salary during the Executive Severance Period; and (ii) the immediate vesting as to 100% of his then-outstanding stock options and shares of restricted stock.
If we terminate Mr. Guthrie's employment for a reason other than cause, Mr. Guthrie's employment terminates due to his death or disability, or Mr. Guthrie resigns from his employment for good reason, and in each case, such termination occurs after the expiration of the Change in Control Period, then, subject to Mr. Guthrie signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, he will receive continuing payments of his base salary during the Executive Severance Period.
Under the terms of the Gunsagar Employment Agreement, if we terminate Mr. Gunsagar's employment for a reason other than cause, or Mr. Gunsagar resigns from his employment for good reason, and in each case, such termination occurs upon the closing of a change in control or later, then, subject to Mr. Gunsagar signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, he will receive: (i) continuing payments of his base salary during the Executive Severance Period; (ii) the immediate vesting as to 100% of his then-outstanding equity awards that are both outstanding as of his termination date and were granted to him at least 90 days prior to the change in control; and (iii) the COBRA Coverage (or the cash payments in lieu thereof, as described above, unless doing so would violate applicable laws).
In the event of a change in control that occurs while Mr. Guthrie remains employed with us (or any successor) and if he remains employed with us (or our successor) immediately following the end of the Change in Control Period, then 100% of any stock options and shares of restricted stock held by Mr. Guthrie as of the closing of the change in control will vest and become fully exercisable. In the event of a change in control that occurs while Mr. Gunsagar remains our employee, and if he remains employed with us (or any successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then, 100% of any of Mr. Gunsagar’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to such change in control will vest and become fully exercisable.
The Guthrie Employment Agreement and Gunsagar Employment Agreement each provide that any severance payments and benefits to Messrs. Guthrie and Gunsagar will be subject to a delay in payment if and to the extent required by Section 409A. In the event that the severance payments and other benefits payable to an Executive constitute "parachute payments" under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Executive's severance and other benefits will be either: (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.
Definitions
Expect as noted, the definitions below apply to each executive employment agreement, and each executive employment agreement refers to Messrs. Perry, Guthrie and Gunsagar, as applicable, as "the Executive".
As used in this section, "cause" means: (i) the Executive's failure (continued failure, with respect to Mr. Perry) to perform his assigned duties or responsibilities as an employee (as President and Chief Executive Officer, with respect to Mr. Perry) (other than a failure resulting from the Executive’s disability) after written notice thereof from us describing his failure to perform such duties or responsibilities; (ii) the Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to us; (iii) the Executive's violation of any federal or state law or regulation applicable to our business or our affiliates; (iv) the Executive's breach (material breach, with respect to Mr. Perry) of any confidentiality agreement or invention assignment agreement; or (v) with respect to Messrs. Guthrie and Gunsagar, the Executive being convicted of, or entering a plea of nolo contendere to, any crime; with respect to Mr. Perry, the Executive being convicted of, or entering a plea of nolo contendere to, a felony or any crime involving moral turpitude.
As used in this section, "change in control" means: (i) a change in our ownership which occurs on the date that any person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of the total voting power of our stock, provided, that, under the Perry Employment Agreement and

Gunsagar Employment Agreement only, our Board of Director may, in its reasonable judgment, determine that any such change in the ownership of the stock of the Company as a result of a financing of the Company or otherwise for fundraising purposes, and in each case that is approved by the Board of Directors prior to such change in ownership also will not be considered a change in control; (ii) a change in the ownership of a substantial portion of our assets which occurs on the date that any person, or persons acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions, provided, that, under the Perry Employment Agreement and Gunsagar Employment Agreement only, our Board of Director may determine that certain asset transfers that should not, in its reasonable judgment, be considered to be a change in control due to extenuating factors; or, with respect to the Guthrie Employment Agreement only, (iii) a change in the effective control of us which occurs on the date that a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.
As used in this section, "disability" means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.
As used in this section, "good reason" means the Executive's resignation within 30 days following the expiration of a cure period (discussed below) following the occurrence of one or more of the following, without the Executive's consent: (i) with respect to the Guthrie Employment Agreement only, a material reduction in the Executive's base salary, excluding the substitution of substantially equivalent compensation and benefits, that is applicable to all of our senior management; with respect to the Gunsagar Employment Agreement only, a material reduction in the Executive's base salary, which reduction is not applicable to a majority of the Company's senior management, excluding the substitution of substantially equivalent compensation and benefits; with respect to the Perry Employment Agreement only, a reduction in the Executive’s base salary, excluding the substitution of substantially equivalent compensation and benefits, which reduction, as a percentage of base salary, is of a greater percentage than the percentage of base salary reduction applicable to a majority of our senior management, (ii) with respect to the Guthrie Employment Agreement and Gunsagar Employment Agreement only, a material reduction of the Executive's authority, duties or responsibilities, unless the Executive is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities solely (Guthrie Employment Agreement) or primarily (Gunsagar Employment Agreement) by virtue of us being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when our Chief Executive Officer remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute "good reason"; with respect to the Perry Employment Agreement only, a material reduction of the Executive's title, positions, authority, duties or responsibilities or the assignment to the Executive of titles, positions, authority, duties or responsibilities that are inconsistent with his position as our President and Chief Executive Officer, in each case, which results in a material diminution of Executive’s authority, duties or responsibilities; provided, however, that a reduction in authority, duties, or responsibilities by virtue of us being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when our Chief Executive Officer remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute "good reason", (iii) a material change (with respect to Mr. Perry only, this is any actual change) in the geographic location of the Executive's primary work facility or location; provided, that a relocation of 50 miles or less from the Executive's then present location or to the Executive's home as his primary work location will not be considered a material change in geographic location; or, with respect to the Perry Employment Agreement only, the following subclauses (iv) through (vi): (iv) Executive reporting to anyone other than the Board of Directors or, if the Company is acquired, either the Board of Directors or the board of directors of an acquiring company, (v) the failure by a successor to assume the Perry Employment Agreement, or (vi) any other material breach of the Perry Employment Agreement. In order for an event to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for "good reason" within 90 days of the initial existence of the grounds for "good reason" and a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time.
2015 Inducement Equity Incentive Plan
The 2015 Inducement Equity Incentive Plan, or the Inducement Plan, was adopted in 2015 without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. No shares remain available for grant under the Inducement Plan, and no grants were made under the Inducement Plan in 2016. The Inducement Plan provided for the grant of equity-based awards in the form of nonstatutory stock options and its terms are substantially similar to the Company’s 2014 Equity Incentive Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan.
2014 Equity Incentive Plan
Our 2014 Equity Incentive Plan, or the 2014 Plan, provides that in the event of a "merger" or "change in control," as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
Amended and Restated 2005 Stock Plan and 2008 Stock Plan
Our Amended and Restated 2005 Stock Plan (or the 2005 Stock Plan) and our 2008 Stock Plan provide that in the event of a merger or change in control, as defined therein, each outstanding award will be treated as the administrator determines, and unless determined otherwise by the administrator, will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a merger or change in control refuses to assume or substitute for the award, then the participant will fully vest in and have the right to exercise the award that is not assumed or substituted as to all of the award (including shares as to which it would not otherwise be vested or exercisable). If an award is not assumed or substituted for in connection with a merger or change in control, the administrator will notify the participant in writing or electronically that the award will be fully exercisable for a period of time as determined by the administrator in its sole discretion and the award will terminate upon expiration of such period for no consideration, unless otherwise determined by the administrator.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants' interests in their salary deferrals are 100% vested when contributed. In 2016, we made discretionary matching contributions into the 401(k) plan of 100% of the first 3% of compensation contributed by the participant. Our matching contributions are fully vested after four years with 25% vesting annually. Employee and employer contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Equity Grants to our Named Executive Officers

Named Executive Officer	Grant Date	Option Awards	Stock Awards	Grant Date Fair Value of Equity Awards ($) (1)
Michael Guthrie	1/27/2016		71,416	462,776
	7/27/2016		150,000	1,383,000
	8/11/2016	600,000		3,057,902
Neeraj Gunsagar	1/27/2016		71,416	462,776
	7/1/2016		125,000	932,500
	8/11/2016	500,000		2,548,252
_______________________________________________________________________________

(1)
Restricted stock units ("RSUs") and option awards are shown at their aggregate grant date fair value in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the RSUs and options reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

2016 Incentive Program
The 2016 incentive program provided for discretionary bonus payments and equity grants to eligible employees. The compensation committee determined such bonus payments and equity grants based upon our quarterly financial and individual performance, as described in greater detail below. Messrs. Perry, Guthrie, and Gunsagar participated in our 2016 Incentive Plan.
The 2016 incentive program paid cash bonuses quarterly, based upon the compensation committee's assessment of a combination of (i) the Company’s overall financial condition, including a variety of factors not limited to achievement of certain revenue targets and Adjusted EBITDA targets; and (ii) individual performance. The compensation committee reviewed our quarterly Company financial performance and approved a quarterly corporate bonus pool for the broader TrueCar employee population, including our NEOs. The compensation committee then determined the individual quarterly bonus award for each NEO. The 2016 Incentive Plan also provided for equity incentive grants with time-based vesting provisions. The equity grants set forth above under "Equity Grants to our Named Executive Officers" were granted pursuant to the 2016 incentive program. The determination of any bonus payments and equity grants to our NEOs did not rely on any specific formulas.
Determination of Bonus Payments for 2016
The compensation committee analyzed our performance on a quarterly basis in 2016, including the individual performance of our NEOs. The compensation committee determined that both the financial and individual performance factors for each of the four quarters of 2016 were satisfied, resulting in corporate bonus pools totaling $12,025,000 across our employee population for all four quarters in aggregate, including the $1,343,000 paid to our NEOs. Pursuant to the Perry Employment Agreement set forth above under "Executive Employment Agreements", our CEO had an annual bonus opportunity for 2016 targeted at 100% of his base salary. The compensation committee determined our CEO earned an above target payout for 2016. Messrs. Guthrie and Gunsagar did not have specific target bonus opportunities for 2016.

Named Executive Officer	Q1 Award Amount ($)	Q2 Award Amount ($)	Q3 Award Amount ($)	Q4 Award Amount ($)	Total Actual Award Amount ($)	Annual Target Award Opportunity ($)	Actual Award as a % of Target (%)
Chip Perry	n/a	n/a	n/a	n/a	825,000	800,000	103
Michael Guthrie	60,000	62,000	90,000	80,000	292,000	n/a	n/a
Neeraj Gunsagar	45,000	56,000	65,000	60,000	226,000	n/a	n/a

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by our named executive officers at December 31, 2016.

		Option Awards					Stock Awards
							Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested
			Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date
Name	Grant Date		Exercisable	Unexercisable
Chip Perry	12/14/2015	(1)	383,333	1,456,667	$8.02	12/14/2025
	12/14/2015	(2)					495,000	$6,187,500
Michael Guthrie	2/14/2012	(3)	299,999	—	$11.505	2/14/2022
	2/22/2013	(4)(5)	78,427	—	$7.92	2/22/2023
	5/2/2013	(4)(6)	33,333	—	$7.92	5/2/2023
	6/26/2013	(4)(7)	180,876	—	$7.92	6/26/2023
	10/22/2013	(4)(8)	116,666	—	$8.88	10/22/2023
	2/7/2014	(4)(9)	59,999	—	$9.255	2/7/2024
	2/28/2014	(4)(10)	105,000	—	$9.255	2/28/2024
	5/2/2014	(4)(11)	206,500	—	$12.81	5/2/2024
	5/21/2014	(12)					14,751	$184,388
	4/23/2015	(13)	47,916	52,084	$15.71	4/23/2025
	4/23/2015	(12)					27,500	$343,750
	10/1/2015	(14)					105,211	$1,315,138
	1/27/2016	(15)					53,562	$669,525
	7/27/2016	(16)					131,250	$1,640,625
	8/11/2016	(17)	74,999	525,001	$10.85	8/11/2026
Neeraj Gunsagar	2/14/2012	(3)	16,667	—	$11.505	2/14/2022
	8/31/2012	(3)	9,999	—	$7.995	8/31/2022
	2/22/2013	(18)	11,116	483	$7.92	2/22/2023
	5/2/2013	(19)	2,505	291	$7.92	5/2/2023
	6/6/2013	(20)	32,286	4,917	$7.92	6/6/2023
	11/21/2013	(21)	89,930	26,736	$8.895	11/21/2023
	2/28/2014	(22)	432	177	$9.255	2/28/2024
	5/15/2014	(23)	35,833	42,349	$12.81	5/15/2024
	5/21/2014	(12)					5,870	$73,375
	10/6/2014	(24)	88,124	61,876	$20.85	10/6/2024
	10/6/2014	(25)					31,501	$393,763
	4/23/2015	(13)	35,937	39,063	$15.71	4/23/2025
	4/23/2015	(12)					12,500	$156,250
	10/1/2015	(14)					105,211	$1,315,138
	1/27/2016	(15)					53,562	$669,525
	7/1/2016	(16)					109,375	$1,367,188
	8/11/2016	(17)	62,499	437,501	$10.85	8/11/2026
_______________________________________________________________________________

(1)	The remaining unvested option award vests in thirty-eight equal monthly installments beginning on January 1, 2017, subject to continued service with us.

(2)	The award vests in twelve equal quarterly installments beginning on March 1, 2017, subject to continued service with us.

(3)	Shares subject to the option are fully vested and immediately exercisable.

(4)	The option is subject to an early exercise provision and is immediately exercisable.

(5)	Consists of 75,649 vested options and 2,778 unvested options. The unvested options vest in two equal monthly installments beginning on January 22, 2017, subject to continued service with us.

(6)	Consists of 29,861 vested options and 3,472 unvested options. The unvested options vest in five equal monthly installments beginning on January 2, 2017, subject to continued service with us.

(7)	Consists of 158,267 vested options and 22,609 unvested options. The unvested options vest in six equal monthly installments beginning on January 26, 2017, subject to continued service with us.

(8)	Consists of 85,069 vested options and 31,597 unvested options. The unvested options vest in thirteen equal monthly installments beginning on January 1, 2017, subject to continued service with us.

(9)	Consists of 42,499 vested options and 17,500 unvested options. The unvested options vest in fourteen equal monthly installments beginning on January 7, 2017, subject to continued service with us.

(10)	Consists of 100,625 vested options and 4,375 unvested options. The unvested options vest in two equal monthly installments beginning on January 22, 2017, subject to continued service with us.

(11)	Consists of 94,645 vested options and 111,855 unvested options. The unvested options vest in twenty-six equal monthly installments beginning on January 1, 2017, subject to continued service with us.

(12)	The award vests in eight equal quarterly installments beginning on March 31, 2017, subject to continued service with us.

(13)	The remaining unvested option award vests in twenty-five equal monthly installments beginning on January 1, 2017, subject to continued service with us.

(14)	The award vests in eleven equal quarterly installments beginning on March 15, 2017, subject to continued service with us.

(15)	The award vests in twelve equal quarterly installments beginning on March 15, 2017, subject to continued service with us.

(16)	The award vests in fourteen equal quarterly installments beginning on March 15, 2017, subject to continued service with us.

(17)	The remaining unvested option award vests in forty-two equal monthly installments beginning on January 24, 2017, subject to continued service with us.

(18)	The remaining unvested option award vests in two equal monthly installments beginning on January 22, 2017, subject to continued service with us.

(19)	The remaining unvested option award vests in five equal monthly installments beginning on January 11, 2017, subject to continued service with us.

(20)	The remaining unvested option award vests in five equal monthly installments beginning on January 22, 2017, subject to continued service with us.

(21)	The remaining unvested option award vests in eleven equal monthly installments beginning on January 11, 2017, subject to continued service with us.

(22)	The remaining unvested option award vests in fourteen equal monthly installments beginning on January 27, 2017, subject to continued service with us.

(23)	The remaining unvested options vest in twenty-six equal monthly installments beginning on January 1, 2017, subject to continued service with us.

(24)	The remaining unvested option award vests in twenty-two equal monthly installments beginning on January 6, 2017, subject to continued service with us.

(25)	The award vests in eight equal quarterly installments beginning on January 15, 2017, subject to continued service with us.

Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding our equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	27,040,832	(2)	$8.31	(3)	3,254,115	(4)
Equity compensation plans not approved by stockholders(5)	3,298,979		$10.27		—
Total	30,339,811		$8.56	(3)	3,254,115	(4)
_______________________________________________________________________________

(1)
The 2014 Plan contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance under the 2014 Plan can be increased on the first day of each fiscal year, equal to the least of (a) 10,000,000 shares, (b) 5% of the outstanding shares of common stock on the last day of our immediately preceding fiscal year, and (c) such other amount as our Board of Directors may determine.

(2)
Includes 4,339,320 shares of common stock subject to restricted stock units that entitle each holder to one share of common stock for each such unit that vests over the holder's period of continued service.

(3)	Weighted-average exercise price does not include shares issuable upon vesting of restricted stock units, which have no exercise price.

(4)	Does not include 4,307,976 shares that became available for issuance under the 2014 Plan on January 1, 2017 pursuant to the evergreen provision.

(5)
Includes 1,458,979 warrants to purchase common stock issued to various third-party service providers and 1,840,000 shares underlying an option issued pursuant to the 2015 Inducement Equity Incentive Plan. Of the total outstanding warrants at December 31, 2016, warrants totaling 509,642 shares were exercisable. Of the total outstanding options issued pursuant to the 2015 Inducement Equity Incentive Plan, there were 383,333 options exercisable at December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above under "Executive Officers, Directors and Corporate Governance" and "Executive Compensation," the following is a description of each transaction since January 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Their Affiliates
USAA
USAA, our largest stockholder and most significant affinity group marketing partner, beneficially owned 14.0% of our common stock at December 31, 2016. We have entered into a series of commercial service and maintenance arrangements (collectively, the "Service and Maintenance Agreement") with USAA. Pursuant to these arrangements, we provide USAA with certain services, including an Internet-accessible mobile-enabled platform for automobile shopping, purchasing, insuring, financing and personal vehicle sales as such program is developed, modified and delivered for USAA members (the "USAA Auto Program"), and associated enablement, implementation, maintenance, project management and customization services. From time to time, we have provided marketing services to promote USAA membership, certain dealer incentive programs and loan subvention programs and have subsidized loan rate discount programs for USAA members who meet certain conditions. USAA markets the USAA Auto Program, related programs and our technology to its members and prospects, works with us to determine what USAA marketing and publicity is needed to further expand and grow the USAA Auto Program and promotes to its members certain dealer incentive programs. Under the Service and Maintenance Agreement, for the year ended December 31, 2016, we made cash payments to USAA of $16.6 million, and received cash payments from USAA of $1.9 million. Under the Service and Maintenance Agreement, for the year ended December 31, 2016, 254,241 units, or 32%, of all units purchased from TrueCar Certified Dealers by TrueCar users were matched to users of the car-buying site we maintain for USAA. We believe that the Service and Maintenance Agreement is on terms no less favorable to us than we could have obtained from unaffiliated third parties.
In connection with the transactions described in the Service and Maintenance Agreement, we have issued to USAA warrants to purchase shares of our common stock. In January 2012, we issued to USAA a warrant to purchase up to 1,042,666 shares of our common stock with an exercise price of $7.95 per share which was exercised in full on May 12, 2014. In May 2014, we issued to USAA a warrant to purchase up to 1,458,979 shares of our common stock consisting of 392,313 shares of common stock with an exercise price of $7.95 per share and 1,066,666 shares of common stock with an exercise price of $15.00 per share. The shares issuable upon exercise of such warrants are subject to certain performance-based vesting conditions. The vesting conditions are based on the number of cars sold by TrueCar Certified Dealers to our users originating from the USAA Auto Program. The warrant includes a multiplier provision whereby the vesting accelerates faster based on achievement of higher sales milestones within a given month. At December 31, 2016, there were 509,642 warrants that were earned and outstanding with an additional 949,337 warrants that are available for issuance upon achievement of minimum performance milestones.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director's duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
In addition to the indemnification required in our amended and restated certificate of incorporation and Bylaws, we have entered into an indemnification agreement with each member of our Board of Directors. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.
Investors Rights Agreement
In November 2013, in connection with our Series A Preferred Stock financing, we entered into an amended and restated investors' rights agreement with Vulcan Capital Growth Equity LLC and certain holders of our common stock, including entities affiliated with Anthem Ventures, United Services Automobile Association, Capricorn Investment Group and Upfront Ventures, which each hold 5% or more of our capital stock and of which certain of our directors are affiliated. Such agreement provides, among other things, for certain rights relating to the registration of their shares, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Registration Rights
Certain holders of our common stock as of December 31, 2016 are entitled to rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We refer to these shares as “registrable securities.” These registration rights are contained in our Seventh Amended and Restated Investors' Rights Agreement, ("IRA"), dated as of November 22, 2013. We and certain holders of our common stock, including investors in our Series A Preferred Stock, are parties to the IRA. The registration rights set forth in the IRA will expire three years following the completion of our initial public offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. We will pay the registration expenses of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
The holders of 25% or more of the then outstanding registrable securities are entitled to certain demand registration rights so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $7.5 million. We are not required to effect more than two demand registrations. If we determine that it would be detrimental to us to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, the holders of our registrable securities will be entitled to certain "piggyback" registration rights allowing these holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to: (1) a demand registration or S-3 registration; (2) a registration relating to a company stock plan; (3) a registration relating to the offer and sale of debt securities; (4) a registration relating to a corporate reorganization or other transaction pursuant to Rule 145 of the Securities Act; and (5) a registration on any form that does not permit secondary sales, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Form S-3 Registration Rights
The holders of our registrable securities may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3, so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be detrimental to us to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

AUDIT COMMITTEE REPORT
        This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other TrueCar filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference therein.
The following is the report of the audit committee of our Board of Directors. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with our management. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants ("AICPA") and Public Company Accounting Oversight Board (the "PCAOB"), including PCAOB Auditing Standard No. 1301 "Communications with Audit Committees." The audit committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
Based on the audit committee's review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Respectfully submitted by:
Robert Buce (Chair)
Christopher Claus
Erin Lantz

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors consists of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At the virtual Annual Meeting, three directors will be elected for three-year terms.
Nominees
Abhishek Agrawal, a director of the Company since November 2013, will not stand for re-election, and his term will expire at our 2017 Annual Meeting of Stockholders. Our Board of Directors thanks Mr. Agrawal for his valued service to the Company.

Thus, our nominating and corporate governance committee of the Board of Directors recommended, and our Board of Directors approved, Christopher Claus, Steven Dietz and John Mendel as nominees for election to the Board of Directors at the Annual Meeting. Mr. Claus and Mr. Dietz, are currently serving as directors of the Company. Mr. Mendel was identified as a director candidate by a third party search firm and was evaluated by management and our nominating and corporate governance committee of the Board of Directors. If elected, each of Messrs. Claus, Dietz and Mendel will serve as directors until our annual meeting in 2020, and until a successor is qualified and elected or until his earlier resignation or removal. Please see "Executive Officers, Directors and Corporate Governance" in this Proxy Statement for information concerning the nominees.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Christopher Claus, Steven Dietz and John Mendel. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.
        The Board of Directors unanimously recommends that stockholders vote "FOR" the election of each of Christopher Claus, Steven Dietz and John Mendel as Class III directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed PricewaterhouseCoopers LLP ("PwC") as TrueCar's independent registered public accounting firm for the fiscal year ending December 31, 2017 and recommends that stockholders vote for ratification of such appointment. Notwithstanding its selection or voting results, the audit committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the audit committee believes that such a change would be in the best interests of TrueCar and its stockholders. If our stockholders do not ratify the appointment, the audit committee may reconsider whether it should appoint another independent registered public accounting firm.
PwC served as TrueCar's independent registered public accounting firm for the 2015 and 2016 fiscal years. We expect that representatives of PwC will be present at the virtual Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Principal Accounting Fees and Services
The following table sets forth all fees accrued or paid to PwC for the years ended December 31, 2015 and 2016:

	Fiscal Year
	2015	2016
Audit Fees	$1,799,000	$1,415,000
Audit-Related Fees	198,211	205,053
Tax Fees	170,070	19,264
All Other Fees	6,335	5,400
Total	$2,173,616	$1,644,717
Audit Fees cover professional services provided by PwC in connection with the audit of the Company's annual financial statements and quarterly reviews of financial statements included in the Company's quarterly reports on Form 10-Q and professional services rendered in connection with comfort letters, consents, and reviews of other documents filed with the SEC.
Audit-related fees cover services provided by PwC to perform an assessment and provide observations of the Company's control environment and consultation concerning financial accounting and reporting standards. Audit-related fees also include attest services performed over our procedures around customer data purging. These services were not required to be performed in connection with the annual audit.
Tax Fees cover tax services provided by PwC including detailed tax studies (382 studies), tax planning projects and tax compliance services.
All Other Fees cover license fees for accounting research software.
Pre-approval Policy.    Under our audit committee's policy governing our use of the services of our independent registered public accountants, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants' independence. In fiscal years 2015 and 2016, all fees identified above under the captions "Audit Fees," "Audit-Related Fees," "Tax Fees," and "All Other Fees" that were billed by PwC were approved by the audit committee in accordance with SEC requirements.
The audit committee has determined that the rendering of other professional services for tax compliance and tax advice by PwC is compatible with maintaining their independence.
Vote Required
The affirmative vote of the holders of a majority of the shares of common stock present in person virtually or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2017. Abstentions are treated as shares of common stock present in person virtually or represented by proxy and entitled to vote and, therefore, will have the effect of a vote "against" the ratification of PwC as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors, as recommended by the audit committee, recommends that stockholders vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as TrueCar's independent registered public accounting firm for the fiscal year ending December 31, 2017.
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS
Santa Monica, California
April 5, 2017

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRUE2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E23322-P86339 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUECAR, INC.

The Board of Directors unanimously recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Christopher Claus
02) Steven Dietz
03) John Mendel

The Board of Directors unanimously recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: In their discretion the proxies are authorized to vote upon such other business that may properly come before the meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23323-P86339

TRUECAR, INC.
Annual Meeting of Stockholders
May 18, 2017 8:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Chip Perry, Michael Guthrie and Jeffrey Swart, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUECAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on May 18, 2017, live via the Internet at www.virtualshareholdermeeting.com/TRUE2017 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.2